3.1(b) Amendment to the Articles of Incorporation

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         B2DIGITAL, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, by the written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Certificate of Incorporation of B2Digital, Incorporated, be amended by changing the first paragraph of the Fourth Article thereof so that, as amended, the first paragraph of said Article shall read as follows:

         "4. The total number of shares which the corporation shall have authority to issue is: Nine Hundred Million (900,000,000) shares of common stock, $.001 par value and Fifty Million (50,000,000) shares of preferred stock, $.001 par value (the "Preferred Stock"). The Preferred Stock may be divided into and issued in series. The Board of Directors shall have the authority by resolution, duly adopted from time to time, to divide and issue the Preferred Stock in series and to fix and determine the voting powers, other powers, designations, preferences, rights, qualifications, limitations and restrictions of any series of Preferred Stock so established."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on January 12, 2005.

  IN WITNESS WHEREOF, said B2Digital, Incorporated, has caused this certificate to be signed by Robert Russell, its Chief Executive Officer, this 8th day of December, 2004.

                                               By:

                                               Name:Robert Russell
                                                    ----------------------------
                                               Title: Chief Executive Officer
                                                      --------------------------

                                       17